EXHIBIT 10


                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------


                                                                 August 26, 2005
Raymond  L. Robin
CEO
Slide View Corporation
3155 East Patrick Lane o Suite 1
Las Vegas, NV 89120-3481

Dear Mr. Robin:

                                LETTER OF INTENT


         AP HENDERSON GROUP, ("AP HENDERSON OR THE COMPANY") A NEVADA CORPORATION, AND SLIDE VIEW CORPORATION (" NEW SLIDE VIEW"), A NEVADA CORPORATION, HEREBY ENTER INTO THIS LETTER OF INTENT TO Set forth the substance of the agreements and agreements-in-principle we reached in relation to a proposed sale of assets from AP Henderson `s wholly owned subsidiary to the New Slide View with a contemplated distribution of registered stock of New Slide View to the shareholders of AP Henderson.

         AP Henderson seeks to consummate the transactions described in this Letter of Intent solely in the best interests of its shareholders as a way to raise capital to commercialize the patents held by AP Henderson's present subsidiary, Slide View Corp., an Oklahoma corporation ("Old Slide View"). Because of a restructuring of the management of AP Henderson and the rescission of two merger agreements to acquire foreign subsidiaries in 2004, the Board of AP Henderson has great concern about the ability of the Company to presently raise capital and consummate its business plans for Old Slide View. The Board and current management of AP Henderson believe after due consideration that a spin off of the patents held by Old Slide View into New Slide View will allow sufficient separation and independence of those assets from AP Henderson so that New Slide View will be able to raise sufficient capital to commercialize those patents, register the stock of New Slide View, and create value for all of the present stock holders of AP Henderson.

         We understand that the management of New Slide View has targeted an initial raise of $1 million in equity financing by November 15, 2005. New Slide View management will use the initial proceeds to first fund a prototype and then initiate an appropriate registration. We understand this commitment, as well as the commitment by New Slide View Management to raise any additional necessary funds to commercialize the Slide View patents and to expediently and diligently carry out the New Slide View business and commercialization plan, and the Securities and Exchange Commission registration of New Slide View stock and warrants in an Form SB-2 as key and critical to our entering into any transactions under this Letter of Intent.


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                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------

         We are very excited about this transaction and eager to move forward to the negotiation and execution of an asset purchase agreement (the "Agreement"). We would like to confirm our agreement in principle with New Slide View upon the following terms and conditions:

1. DUE DILIGENCE BY NEW SLIDE VIEW. The due diligence period for this transaction shall be 2 weeks from the receipt of all company records after the execution of this Agreement (Due Diligence Period"). SV mgmt may ask for additional time to complete the due diligence if significant material facts are discovered during the due diligence period. Within 48 hours of the execution of this Letter of Intent, AP Henderson shall deliver to New Slide View and its attorneys, accountants, engineers, consultants and other authorized representatives all AP Henderson's books and records for the purpose of exercising due diligence to investigate the financial condition and liabilities, the business and operating results, all product information and the ownership of its patents, if any. New Slide View may conduct its due diligence in any manner it deems appropriate, and AP Henderson grants New Slide View full access to gather information from any source available. AP Henderson agrees to provide New Slide View with copies of all public information on file with the Securities and Exchange Commission. A confidentiality agreement will be entered into between the parties.

2. DUE DILIGENCE BY AP HENDERSON. During the Due Diligence Period New Slide View will give to AP Henderson and its attorneys, accountants, engineers, consultants and other authorized representatives access to Slide View's books and records for the purpose of exercising due diligence to investigate the financial condition and liabilities, the business and operating results, and the ownership of its patents, if any. AP Henderson may conduct its due diligence in any manner it deems appropriate, and New Slide View grants AP Henderson full access to gather information from any source available. New Slide View agrees to provide AP Henderson with copies of New Slide View audited financial statements, as may be required by the Securities and Exchange Commission ("SEC") for inclusion in its public filings and reports

3. TERMINATION. Prior to the end of the Due Diligence Period,

         (a) Either party may terminate this letter of intent if (i) the other party fails to perform its obligations herein, (ii) the other party's assets are found to be encumbered by any liens, encumbrances, judgments or claims, (iii) if there is any litigation claims against the either party; (iv) if upon the advice of either party's accountants or legal advisers the structure of the transaction is not sound from either a legal or accounting standpoint.; or if there is any fact disclosed in the Due Diligence Period which either party deems to be material to its decision to proceed with the transactions hereunder, and such party determines such material fact to be adverse to its decision to proceed in accordance with this Letter of Intent.

4. STRUCTURE OF TRANSACTION


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                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------

         (a) Consideration for Asset Purchase. If at the end of the Due Diligence Period, both parties wish to proceed further, they will enter into a Asset Purchase Agreement on or before September 30th, 2005 providing for the issuance of shares of Common Stock of Slide View in consideration of all of the assets of AP Henderson Group relating to its patents and intellectual property of New Slide View division. Each current shareholder of AP Henderson will be entitled to receive on a pro rata basis one share of the voting common stock of New Slide View for each voting common share of AP Henderson owned at the time of the closing of the Asset Purchase Agreement Each Shareholder of AP Henderson will also be entitled to receive one warrant to purchase the common stock of New Slide View for each four shares of AP Henderson common stock owned at the time of the closing of the Asset Purchase Agreement. The strike price of the warrants shall be no lower than $0.50 and no higher than $1.25, as shall be determined in good faith by the Board of Directors of New Slide View. The New Slide View stock and warrants to be issued in consideration of this transaction may be issued into a trust or held in escrow for the benefit of AP Henderson stockholders pending registration of such stock with the Securities and Exchange Commission ("SEC"), at the discretion of the AP Henderson Board.

(b) Registration of New Slide View Stock

Upon closing of the initial funding & after a prototype has been funded, New Slide View will: immediately and diligently undertake a registration of the
(a)New Slide View voting common stock, (b)the voting common stock underlying the warrants , and (c) the warrants to be issued to AP Henderson shareholders with the SEC. It is contemplated that such registration statement shall be on Form SB-2 of the SEC's registration statement forms. New Slide View may include an additional amount of voting common stock, voting common stock underlying warrants, and warrants in such registration statement as follows:

         (i) 2 million shares of voting common stock plus 1.5 million warrants (500,000 shares exercisable at $0.25; 500,000 shares exercisable at $0 .75; and 500,000 shares exercisable at $1.00) to Ray Robin. Mr. Robin will further receive 500,000 shares of voting common stock after 6 months of service and additional 500,000 shares of voting common stock after 12 months of service.

         (ii) 500,000 shares of voting common stock plus 1.5 million warrants (500,0000 shares exercisable at $0.25, .500,000 shares exercisable at $0 .75 and 500,000 shares exercisable at $1.00 to Don Sprague . Mr. Sprague will receive 500,000 additional shares of voting common stock after 6 months of service.

         (iii) 2 million shares of voting common stock plus 1.5 million warrants (500,000 shares exercisable at $0.25,:. 500,000 shares exercisable at $0 .75: and 500,000 shares exercisable at $1.00) to Christopher McDonald. Mr. McDonald will further receive 500,000 shares of voting common stock after 6 months of service and additional 500,000 shares of voting common stock after 12 months of service.


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                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------

         New Slide View may also include an amount equal to 5% of: ( the sum of number of shares of voting common stock issued to AP Henderson plus 10 million shares), to fund an employee benefit plan, to hire consultants, and/or to incentivize management. ("Management Allocation"). Such Management Allocation may be issued directly or through options to the management, employees, consultants, and/or Board of New Slide View in New Slide View's management's discretion in order to compensate for performance. Such voting common stock can be issued through the use of warrants.

         Regarding such Management Allocation, up to two million shares of voting common stock may be awarded as compensation for work to be accomplished under appropriate vesting standards for performance in accordance with New Slide View Board approval. Stock compensation awards in excess of 2 million shares must be approved by each of the AP Henderson appointees to the New Slide View Board.

(c) Terms of warrants

All warrants issued pursuant to this Letter of Intent shall bear the same terms as follows:

         (i) The warrants issued shall expire 5 years from the date of issuance.

         (ii)     The warrants will contain a "cashless exercise" provision.

         (ii) New Slide View will make the warrants DTC eligible and shall take appropriate steps to cause to be filed a Form 15c211 for the warrants.


         (iii) The warrants issued to AP Henderson Shareholders may contain an escalator clause to increase to the strike price to $1.50 after eighteen months from the date of issuance.

5. LOCK UP AND PROXY AGREEMENTS FOR AP HENDERSON MAJORITY SHAREHOLDERS

(a)      Lock Up Agreements


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                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------

         All shareholders of AP Henderson listed in Item 11- of the 2004 Form 10-K filed June 22, 2005, all management and board member shareholders of New Slide View, and any shareholder of New Slide View that would be required to reported on Item 11 of a Form 10-K, will agree to "lock-up" and refrain from selling their New Slide View shares on the open market for a period of 18 months, except that any such shareholder may (i) engage in private transfers of New Slide View stock as permissible under applicable exemptions under the federal securities laws in the manner provided under Rule 144 so long as this lock up provision and the proxy agreement set forth below is maintained with respect to any such transfer, with 10 days notice to New Slide View (ii) and sell on the open market up to a maximum ten percent (10%) of its total New Slide View stock, provided that Slide View management is given 15 days notice to attempt to arrange for a planned block/ institutional trading of these shares at no greater than a 20% discount to market price. If management cannot arrange a block/ institutional trading of such shares at no greater than a 20% discount to market price upon 15 days following such notice to New Slide View management, the shareholder will be free to make its own arrangements for open market sale.

(b) Proxy Agreements

         All AP Henderson shareholders listed in Item 11 of the 2004 Form 10K, filed June 22, 2005, shall sign a limited proxy statement for eighteen months duration allowing management of New Slide View day to day control of New Slide View. Such proxy rights shall NOT include:

         (i) the right to increase or decrease capital stock or to engage in a forward or reverse split of the capital stock of New Slide View;

         (ii) the right to issue New Slide View stock to management of Slide View and its Board beyond the amounts set forth in this Letter of Intent;

         (iii) the right to sell any of the intellectual property assets of New Slide View, or more than 25% of the total assets of New Slide View excluding intellectual property assets of New Slide View; ; (iv) the right to encumber any of the intellectual property assets of New Slide View by virtue of a security interest, lien or other agreement to the benefit of any member of New Slide View management or its Board, or third party related thereto;

         (v) the right to encumber the total assets of New Slide View excluding the intellectual property assets of New Slide View by virtue of a security interest, lien or other agreement to the benefit of any member of New Slide View management or its Board, or third party related thereto;


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                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------

         (vi) the right to merge or consolidate New Slide View into another company, or to wind up the operations of New Slide View; however the right of New Slide View to acquire new companies by merger or acquisition, or to enter into joint ventures shall be in the purview of the New Slide View Board and granted by the Proxy Agreements referred to in this Section;

         (vii) the right to file for bankruptcy or receivership or to appoint a trustee For New Slide View; and

         (viii) the right to designate a new class of preferred or other stock of New Slide View which has supravoting privileges or atypical privileges for convertible preferred stock; or to modify Existing rights of any existing shareholder of New Slide View

6. DIRECTORSHIPS.

The stock holders of AP Henderson may name two directors to the Board of New Slide View (for a term of 1 year), The stockholders of AP Henderson shall have ultimate authority to appoint such directors, and however New Slide View's management shall be provided with reasonable notice of appointment and an opportunity for review and submission of opinion concerning such appointments.

7. INDEMNIFICATION.

AP Henderson will provide indemnification to New Slide View management and its Board members solely in the manner set forth below for any unforeseen legal or financial issues that may arise from actions taken by AP Henderson's management prior to the closing of the Asset Purchase Agreement with New Slide View and for any expenses, claims or damages not disclosed in the Asset Purchase Agreement.

(a) Any such indemnification shall be provided solely from and limited to a reserve in escrow of 10% of the New Slide View voting common stock to be issued to all shareholders of AP Henderson listed in Item 11- of the 2004 Form 10-K filed June 22, 2005; for a period of two years following the Asset Purchase Agreement.

(b)AP Henderson will cooperate with New Slide View to obtain an indemnification insurance policy if New Slide View chooses to obtain such coverage. AP Henderson will also cooperate in the defense of New Slide View in the event of any third party lawsuit or claim.


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                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------

8. COMPLAINT AGAINST JEFFREY CO AND LANMAN HONG

Prior to closing, AP Henderson shall file a complaint against Jeffrey Co and Lanman Hong regarding wrongs done by these former officers as described in AP Henderson's 8-K reports filed between December 1, 2004 and July 1, 2005. AP Henderson shall make diligent efforts prior to and after closing to obtain service of process on these former officers, and to obtain a favorable. settlement agreement.

9. MAINTENANCE OF OPERATIONS.

>From the date hereof through the Closing, each of New Slide View and the AP Henderson will conduct its business so as to maintain and preserve its property, business, and other assets, including the goodwill of customers, suppliers, and vendors. In addition, during such period, each of New Slide View or AP Henderson will not, unless expressly permitted hereunder or with the prior written consent of the CompanY:

                  (a) engage in any transaction other than in the ordinary course of business consistent with the best interest of New Slide View and its shareholders;

                  (b) make any material or substantive changes in its business or capital structure, except as contemplated in Exhibit 1 to this Agreement;

                  (c) issue any capital stock or any rights, warrants or options to purchase its capital stock, except as contemplated in Exhibit 1 of this Agreement; or

                  (d) sell, transfer, encumber, pledge or hypothecate any of its assets other than as permitted in this Letter of Intent;

         9. CLOSING AGREEMENT. The closing agreement will also contain the following terms and conditions:

                  (a) Prior to the closing of the Asset Purchase, AP Henderson will have the right to nominate up to two
                           (2) members of the Board of Directors which will consist of not less than five (5) and not more than seven (7) persons, and; upon the closing of the Asset Purchase the nominees of AP Henderson will be elected as full members of the Board of Directors of New Slide View (for a term of 1 year)

                  (b) The New Slide View shares to be issued to the shareholders of AP Henderson shall be issued into a trust or escrow agreement, or other appropriate vehicle, or in an appropriate manner, to satisfy federal and state securities law requirements, pending registration in a Form SB-2 or other


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                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------

                           appropriate registration statement, Upon such registration statement being declared effective such New Slide View shares shall be distributed to the shareholders of AP Henderson in a manner in accordance with federal and state securities laws. .

                  (c) All appropriate representations, warranties, and covenants to ensure that New Slide View will act in the best interests of AP Henderson's shareholders;

                  (d) All initial compensation agreements for management and the Board of Directors of New Slide View shall be agreed upon in principal and approved prior to the closing.

                                    It is anticipated that the initial
                                    management team of New Slide View shall be:

                                    Raymond L.Robin, CEO
                                    Donald Sprague, Operations Manager
                                    Christopher McDonald, President and
                                    Director of Marketing and Sales

                           New Slide View may consider an outside marketing
                  consultant and compensate that consultant at market rates including the payment of cash and stock from the Management Allocation.

                           AP Henderson shall issue 1 million shares of voting
                  common stock to a consultant chosen by Slideview. Such shares shall be registrable at consultant's option in a Form S-8.

                           The initial monthly salaries of the initial
                  management team, presuming full time commitment, shall be monthly upon the closing of the Asset Purchase Agreement as follows:
                           :
                           Salaries:                  Monthly
                           Robin                     *$ 10000
                           Sprague                    $  5000
                           Mac Donald                 $10,000

                           Total                     *$25,000

                           Each of , these salaries will accrue each month until
                  New Slide View has obtained a capital raise of equity funds with a target of 1mm, upon raising sufficient funds for prototype, registration and sufficient operating capital the salaries shall be paid in the following manner. 50% cash and 50% in restricted voting common stock, upon raise of


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                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------

                  $750,0000, 75% cash and 25% in voting common stock; and upon raise of over $1million, entirely in cash. The accrued earnings will be paid in cash and restricted stock in accordance with the ratio schedule given above, based upon a stock price of no less that $0.250 per share and no more than $1.00 per share, as validly determined by the Board of Directors of the Company in conjunction with their accountants.

                  (e) Board members shall each be paid $3000 per month in cash for each month of service, $3000 per month in restricted voting common shares. The cash portion will be treated as an accrual until equity funding is completed, except that the Board may vote to compensate Board Members who are active in New Slide View operations immediately in cash(given adequate funding as contemplated in management salary discussion above).. The stock issuance to the Board members shall be based upon a stock price of no less that $0.250 per share and no more than $1.00 per share. Such share price shall be no less than the strike price of the warrants issued to the AP Henderson stockholders

                  (e) New Slide View commits to provide an adequate reserve from capital raised for the payment of accounting, legal and consulting expenses in connection with the SB-2 filing and other necessary legal, accounting and consulting expenses. New Slide View also commits to build the prototype and comply with ongoing trademark registration requirements by November 15, 2005, unless reasonably extended by the parties.

                  (g) Such other covenants, conditions and indemnities as are mutually agreed upon to be customary in acquisition agreements with public companies.

                  (h) Any other covenants and conditions the parties may agree upon.

                  (i) The effective closing date of the acquisition shall be on or before September 13thh, 2005, but may be reasonably extended by mutual agreement of the parties.

         10. CORPORATE REQUIREMENTS. The acquisition agreement shall be subject to (a) the authorization of the boards of directors of both parties, and (b) the approval of the stockholders of both parties. AP Henderson will furnish such information, including financial statements, as may be required by the Securities and Exchange Commission ("SEC") for inclusion in the SB-2 registration statement of New Slide View.


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                               AP HENDERSON GROUP
                               www.aphenderson.com
                               -------------------

         11. PUBLICITY; FILINGS. The parties will consult with each other concerning any press releases or other publicity which they may wish to issue to disclose this letter of intent or, the various transactions contemplated herein; provided, however, that as a public company, AP Henderson must at all times determine for itself what public disclosure is warranted, when and in what form and any filings that are required to be made by it under the federal securities laws, and AP Henderson will make such disclosure and filings as it determines are warranted or required; provided, further, that New Slide View and a representative of New Slide View may jointly disclose the subject matter hereof under appropriate restrictions against non-disclosure to one or more companies or other interested parties expressing an interest in a business venture with the combined company.

         12. ENFORCEABILITY.

Except for paragraphs 3, 11 13, and this paragraph 12, which are fully enforceable in accordance with their respective terms, the balance of this letter of intent is merely a good faith expression by the parties of their intent to enter into the acquisition agreement on the terms outlined above, and until they do so, paragraphs 1 through 5 of this letter of intent will not be binding on or enforceable against the parties hereto. This letter of intent may be modified in writing signed by the parties hereto.

         13. CERTAIN REPRESENTATIONS.

Each Party hereto represents and warrants to the other that: (a) such party has the legal right, power and authority to enter into this Letter of Intent and consummate the transactions contemplated hereby; and (b) all written information concerning such party provided to another party hereto is true and correct in all material respects.

         If the foregoing is an accurate expression of your intent, kindly be good enough to confirm that fact by countersigning and returning to us the enclosed duplicate copy of this letter of intent. Due to the importance of this effort we seek your earliest approval.

Agreed to and Accepted On Behalf            Agreed to and Accepted On Behalf
of AP Henderson Group by                    of Slide View Corporation by


/s/ Don Sprague                             /s/ Raymond L. Robin
---------------------------                 -----------------------
Don Sprague                                 Raymond L. Robin,
Vice President and Director                 Chief Executive Officer